Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results for the First Quarter of 2015

Las Vegas, NV (PR Newswire) (May 13, 2015) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the first quarter ended March 31, 2015.

For the quarter, the Company posted net income of $2.0 million, or $0.25 per basic share and $0.24 per diluted share, on revenues of $18.7 million, compared to a net loss of $1.1 million, or $0.14 per basic and diluted share, on revenues of $10.6 million, for the comparable quarter of 2014. The increase in net income and revenues was primarily attributable to the following two factors, both a direct result of the GemGroup acquisition: an increase in revenues from playing cards and table layouts, and improved production efficiencies from the relocation of Paulson playing card production from Mexico to GemGroup’s Blue Springs, Missouri facility.

“Last year’s acquisition of GemGroup had a significant impact on our 2015 first quarter results. The acquisition expanded our playing card and table layout market share, which resulted in increased revenue in both product categories,” commented Greg Gronau, GPIC President and Chief Executive Officer. “In addition, we successfully completed the integration of our U.S. and Mexico card manufacturing before year end. Moreover, revenues from casino currency sales more than held their own in the quarter. And, as we recently announced, we received a major order totaling more than $7.2 million for casino currency in support of a new casino in Macau with anticipated delivery in late 2015.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; table layouts; gaming furniture and table accessories; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri, Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; fulfillment of product orders; new products; future share repurchases; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K/A for the period ended December 31, 2014, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gregory Gronau, Chief Executive Officer and President

+1.702.384.2425

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$10,117	$8,969
Marketable securities	5,380	3,597
Accounts receivable, net	9,080	10,327
Inventories	7,973	9,063
Prepaid expenses	1,068	749
Deferred income tax assets	1,097	1,011
Other current assets	2,242	2,273
Total current assets	36,957	35,989
Property and equipment, net	14,145	15,087
Goodwill	10,292	10,292
Intangibles, net	2,717	2,794
Deferred income tax asset	2,570	2,003
Inventories, non-current	504	523
Other assets	1,589	1,706
Total assets	$68,774	$68,394

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,047	$3,321
Accrued liabilities	3,783	3,906
Customer deposits and deferred revenue	1,126	2,224
Current portion of short term debt	10,000	10,000
Income taxes payable	802	343
Total current liabilities	19,758	19,794
Deferred income tax liability	245	272
Other liabilities	65	63
Total liabilities	20,068	20,129
Commitments and contingencies - see Note 9
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value, none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value, 8,219,577 and 7,928,594 issued and outstanding, respectively, as of March 31, 2015, and 8,207,077 and 7,916,094 issued and outstanding, respectively, as of December 31, 2014	82	82
Additional paid-in capital	19,991	19,886
Treasury stock at cost: 290,983 shares	(2,263)	(2,263)
Retained earnings	32,838	30,881
Accumulated other comprehensive loss	(1,942)	(321)
Total stockholders' equity	48,706	48,265
Total liabilities and stockholders' equity	$68,774	$68,394

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenues	$18,656	$10,559
Cost of revenues	12,332	7,800
Gross profit	6,324	2,759

Marketing and sales	1,800	1,303
General and administrative	2,416	2,068
Research and development	339	437
Operating income (loss)	1,769	(1,049)
Other income, net	35	55
Income (loss) before income taxes	1,804	(994)
Income tax (benefit) provision	(153)	137
Net income (loss)	$1,957	$(1,131)

Earnings per share:
Basic	$0.25	$(0.14)
Diluted	$0.24	$(0.14)
Weighted-average shares of common stock outstanding:
Basic	7,916	7,916
Diluted	8,025	7,916